EXHIBIT 99.3

                        H. F. AHMANSON & COMPANY

                    RESTRICTED STOCK AWARD AGREEMENT



          THIS RESTRICTED STOCK AWARD AGREEMENT (the "Agreement") is

entered into as of [date of grant], by and among H. F. AHMANSON &

COMPANY, a Delaware corporation ("Ahmanson"), _____________ ("Participant"),

and HOME SAVINGS OF AMERICA, FSB, a federal stock savings bank authorized to engage in the trust business (the "Trust Company").

          WHEREAS, the Board of Directors of Ahmanson has adopted the H.

F. Ahmanson & Company 1993 Stock Incentive Plan (the "Plan"), which provides for the granting to selected officers and key employees of

Ahmanson and its subsidiaries of awards of common stock of Ahmanson

("Restricted Stock Awards");

          WHEREAS, the grant of Restricted Stock Awards is intended as an incentive which will attract and retain highly competent persons as officers and key employees of Ahmanson and its subsidiaries;

          WHEREAS, Participant is an officer or key employee of Ahmanson or one of its subsidiaries; and

          WHEREAS, the Compensation Committee of the Board of Directors

of Ahmanson (the "Committee") has authorized the grant of a Restricted

Stock Award to Participant pursuant to the terms of the Plan;

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

          1.   Grant of Restricted Stock Award

               Ahmanson hereby grants to Participant, on the terms,

conditions and restrictions hereinafter set forth, as a matter of separate inducement and agreement in connection with Participant's employment and not in lieu of any salary or other compensation for

Participant's services, a Restricted Stock Award consisting of _________

shares of Ahmanson's $.01 par value common stock (the "Shares").

          2.   Issuance of Shares

               Concurrently herewith Ahmanson has granted and issued the

Shares to Participant in recognition and consideration of the services rendered by Participant.  Participant hereby acknowledges receipt of a certificate or certificates evidencing the Shares, duly issued to

Participant by Ahmanson.

          3.   Deposit of Certificates

               Concurrently herewith Participant has delivered to the

Trust Company, to be held in trust in accordance with the provisions hereof on behalf of Participant, all certificates evidencing the Shares,

accompanied by stock powers and other instruments of transfer duly executed in favor of Ahmanson by Participant.

          4.   Restricted Term

               The Restricted Term with respect to the Shares shall

commence on the date first above written and shall expire on the last business day of January (or such earlier date in January as the

Committee may hereafter determine) in accordance with the following schedule:

               (a)  1/3 of the Shares in January, 199x.

               (b)  1/3 of the Shares in January, 199x.

               (c)  1/3 of the Shares in January, 199x.

Notwithstanding the foregoing schedule, the Restricted Term shall expire with respect to all the Shares then subject to the Restricted Term upon the occurrence of any one of the following events:  (i) the date of

Participant's death, permanent and total disability (as hereinafter defined) or normal retirement (as hereinafter defined), or (ii) the date of any Change in Control (as hereinafter defined).  For purposes of this

Agreement, (a) "subsidiary" means a corporation the majority of the outstanding voting stock of which is owned, directly or indirectly, by

Ahmanson, (b) "normal retirement" means a termination of employment on or after the earlier of (i) the first day of the month coinciding with or next following Participant's sixty-fifth (65th) birthday, or (ii)

Participant's "Normal Retirement Date," as such term is defined in the

H. F. Ahmanson & Company Retirement Plan, as such plan may be amended from time to time, and (c) "permanent and total disability" means permanent inability, by reason of any mental or physical illness or accident, to perform any and every duty of the occupation at which

Participant was employed when such disability commenced.  All determinations as to the date and extent of any disability shall be made by the Committee upon the basis of such information as it deems necessary or desirable.

          5.   Change in Control

               The term "Change in Control" shall mean:

               (i)  any person (as such term is used in Sections 3(a)(9)

     and 13(d)(3) of the Securities Exchange Act of 1934) becomes the beneficial owner (as such term is used in Section 13(d)(1) of the

     Securities Exchange Act of 1934) directly or indirectly of securities representing at least 25% of the combined voting power of the then outstanding securities of Ahmanson; or

               (ii)  during any period of thirty-six (36) consecutive

     months (whether commencing before or after the date of this

     Agreement), individuals who at the beginning of such period constituted Ahmanson's Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

               (iii)  any merger, consolidation, combination,

     reorganization, sale, lease or exchange, or issuance or delivery of stock or other securities, or reverse stock split, exchange,

     liquidation or dissolution which is referred to in paragraph (b) of

     Article TWELFTH of Ahmanson's Restated Certificate of Incorporation

     as in effect on the date of this Agreement and notwithstanding any repeal, amendment or other modification of said Article TWELFTH that may hereafter be made (hereinafter called a "Transaction"), or the approval by the stockholders of Ahmanson (or if such

     stockholder approval is not required, the approval by Ahmanson's

     Board of Directors) of a Transaction; provided, however, that the term "Transaction" shall not include any transaction described in either proviso set forth at the end of said paragraph (b); and

     provided further that the last paragraph of said Article TWELFTH is hereby incorporated herein by this reference; or

               (iv)  the approval by the stockholders of Ahmanson of any

     plan or proposal for Ahmanson to be Acquired (as defined below) or for the liquidation or dissolution of Ahmanson; or

               (v)  the Participant, in connection with or as a result

     of the acquisition of any subsidiary that is an employer of the

     Participant, ceases to be employed on a full-time basis by Ahmanson or any of its subsidiaries.

For purposes of this Paragraph 5, Ahmanson shall be considered to be

"Acquired" only if the owners of its voting securities immediately prior to the effective date of any transaction referred to in Paragraph 15(b)

below will not own immediately thereafter, as a result of having owned such voting securities, securities representing a majority of the combined voting power of the then outstanding securities of Ahmanson or the entity that then owns, directly or indirectly, Ahmanson or all or substantially all its assets.  For purposes of this Paragraph 5, a subsidiary shall be considered to be acquired as of the effective date of any sale, reorganization, merger, consolidation, liquidation or similar transaction involving Ahmanson or such subsidiary if as a substantial element of such transaction (x) all or substantially all the business of such subsidiary will be terminated or transferred out of such subsidiary or (y) (i) Ahmanson will cease to own, directly or indirectly, or (ii) the owners of Ahmanson's voting securities immediately prior to the commencement of such transaction will cease to own, directly or indirectly, as a result of having owned such securities, securities representing a majority of the combined voting power of the then outstanding securities of such subsidiary or the entity that then owns, directly or indirectly, such subsidiary or all or substantially all its operating assets.


For purposes of this Paragraph 5, the Participant shall not be considered to "cease to be employed" if (i) he voluntarily terminates his employment without the consent of Ahmanson or its subsidiary that employs him, (ii) his employment is terminated for misconduct (including but not limited to dishonesty, fraud or disclosure of confidential information), or (iii) he refuses to sign and deliver a general or special release, in form and substance satisfactory to Ahmanson,

releasing Ahmanson, its subsidiaries and such other persons as shall be described in such release, from any and all claims, liabilities, demands and causes of action referred to in such release.

          6.   Voting and Other Rights

               During the Restricted Term, Participant shall, except as

otherwise provided herein, have all the rights of a stockholder with respect to all the Shares subject to the Restricted Term not previously forfeited by Participant pursuant to the terms hereof, including without limitation the right to vote such Shares and the right to receive all dividends or other distributions with respect to such Shares.  In connection with the payment of such dividends or other distributions,

there shall be deducted any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for the account of Participant.

          7.   Restrictions on Inter Vivos Transfer

               During the Restricted Term, the Shares subject to the

Restricted Term shall not be sold, assigned, transferred, hypotheticated or otherwise disposed of or encumbered other than by will or by the laws of descent and distribution, except that the Shares may be donated (in one or more transfers) to members of Participant's immediate family, or to a trust or trusts for the benefit of one or more such family members,

provided that:  (a) the Shares shall be subject to the same restrictions in the hands of the donee as are provided herein; (b) the donee shall always be a member of Participant's immediate family, or a trust or trusts for the benefit of one or more such family members; and (c) the donee must deliver any stock powers or other instruments of transfer duly executed in favor of the Company as Participant would be required to furnish or such other documents as the Committee may reasonably require in connection with such transfer.  As used in this Paragraph,

Participant's "immediate family" shall mean:

               (a)  The son or daughter of Participant or a descendant

of either;

               (b)  A stepson or stepdaughter of Participant;

               (c)  A father or mother of the Participant, or an

ancestor of either;

               (d)  A stepfather or stepmother of Participant; or

               (e)  A spouse of Participant.

               For the purpose of determining whether any of the

foregoing relations exists, a legally adopted child of a person shall be considered a child of such person by blood.

          8.   Termination of Participant's Employment

               In the event Participant ceases to be employed by

Ahmanson or a subsidiary of Ahmanson at any time before the end of the

Restricted Term for any reason other than his or her death, permanent and total disability or normal retirement or for any reason not constituting a cessation of employment within the meaning of clause (v)

of Paragraph 5 of this Agreement, all Shares subject to the Restricted

Term shall thereupon be forfeited by Participant and transferred back to

Ahmanson without any consideration or payment therefor to Participant.

Upon the delivery by Ahmanson to the Trust Company of notice that

Participant has ceased to be so employed the Trust Company shall deliver to Ahmanson all certificates evidencing the Shares subject to the

Restricted Term, accompanied by stock powers and other instruments of transfer duly executed by Participant.  After the time when any Shares are required to be delivered to Ahmanson for transfer to it pursuant to this Paragraph 8, Ahmanson shall not pay any dividend to Participant on account of such Shares, or permit Participant to exercise any privileges or rights of a stockholder with respect to such Shares, but shall,

insofar as permitted by law, treat Ahmanson as the owner of such Shares.

          9.   Expiration of the Restricted Term

               (a)  Upon expiration of the Restricted Term applicable to

any of the Shares as provided in Paragraph 4 above:  (i) Participant shall, with respect to such Shares, make payment, in the form of cash or a certified or bank cashier's check, to Ahmanson in an amount sufficient to satisfy any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for the account of Participant, or shall otherwise make arrangements satisfactory to

Ahmanson for the payment of such amounts through withholding or otherwise, and (ii) Participant shall, if requested by Ahmanson, make appropriate representations in a form satisfactory to Ahmanson that such

Shares will not be sold other than pursuant to an effective registration statement under the Securities Act of 1933 or an applicable exemption from the registration requirements of such Act.  The foregoing clause

(ii) shall not be effective if and so long as such Shares are covered by an effective registration statement under the Securities Act of 1933

(the "Act") and a prospectus meeting the requirements of Section

10(a)(3) of the Act.  In connection with the issuance and delivery of the Shares, Ahmanson shall comply with any applicable registration requirement of the Act, any applicable listing requirements of any national securities exchange on which stock of the same class is then listed, and any other requirements of law or any regulatory bodies having jurisdiction over such issuance and delivery.

               (b)  To the extent permissible under applicable tax,

securities and other laws, the Committee may, in its sole discretion,

permit Participant to elect to satisfy the tax withholding requirements described in Paragraph 9(a) above by applying Shares with respect to which the Restricted Term is expiring.  Any such tax withholding may be permitted, at the discretion of the Committee, for amounts up to the highest marginal income tax rates applicable to Participant.

               (c)  Any election by Participant to have Shares withheld

as provided in Paragraph 9(b) above will be subject to the following restrictions:

                    (1)  The election with respect to any Shares must be

     made prior to the expiration of the Restricted Term with respect to such Shares ("Tax Date");

                    (2)  The election will be irrevocable; and

                    (3)  The election will be subject to the consent of

     or the disapproval of the Committee.

In addition, if Participant is an officer of Ahmanson within the meaning of Section 16 of the Securities Exchange Act of 1934, the following restrictions will apply:

                    (4)  The election may not be made within six months

     after the grant of the Restricted Stock Award to which it pertains

     (except that this limitation will not apply in the event death or permanent and total disability of Participant occurs prior to the expiration of this six-month period); and

                    (5)  The election must be made either at least six

     months prior to the Tax Date or in a ten business day "window period" beginning on the third business day following the release of Ahmanson's quarterly or annual summary earnings statement and ending on the twelfth business day following such release date.

               (d)  The restriction set forth in Paragraph 9(c)(5) above

will not apply during the six-month period beginning on the first day following notice to Participant pursuant to subparagraph (1) of this

Paragraph 9(d).

                    (1)  Ahmanson shall give notice to Participant

     within 24 hours of learning of:

                         (i)  the first purchase of Ahmanson common

          stock pursuant to any Offer (as defined below); or

                         (ii) any Change in Control.

                    (2)  The term "Offer" as used in this Paragraph 9(d)

     shall mean any tender offer or exchange offer for some or all the outstanding shares of Ahmanson's common stock, other than one made by Ahmanson.

               (e)  The amount to be withheld under an election which

meets the foregoing requirements will be the amount required to satisfy the statutory minimum federal, state and local tax withholding requirements; provided, however, at its discretion, the Committee may allow Participant to increase the amount to be withheld under an election at the time when the election is made up to the amount necessary to satisfy the maximum federal, state and local taxes which will be payable by the Participant with respect to the Shares covered by the election.

               (f)  The Committee reserves the right to modify the terms

of any election to comply with the requirements of Rule 16b-3(e) under the Securities Exchange Act of 1934 or any other applicable tax,

securities and other laws or accounting principles.

          10.  Delivery of Shares

               Upon the receipt of notice from Ahmanson that Participant

has satisfied the requirements of Paragraph 9 hereof, the Trust Company shall deliver to Participant all certificates and related instruments of transfer evidencing the Shares no longer subject to the Restricted Term,

if any, and not previously forfeited by Participant pursuant to the terms hereof, and all restrictions set forth herein with respect to such

Shares shall terminate.

          11.  Trust Company

               (a)  Notwithstanding any other provision hereof, the

Trust Company shall deliver the Shares, in accordance with Paragraph 8 or Paragraph 10 hereof, as the case may be, only upon (i) the receipt of instructions from Ahmanson or (ii) the filing, entry or issuance of a final order, judgment or decree of any court of competent jurisdiction.

               (b)  The Trust Company, having delivered any of the

Shares pursuant to the terms of this Agreement, shall thereafter be discharged from any further obligations hereunder with respect to the

Shares so delivered.  The Trust Company is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees of any court of competent jurisdiction which may be filed,

entered or issued, and, if it shall so comply or obey, it shall not be liable to any of the parties hereto or to any other person by reason of such compliance or obedience.  If the deposit or delivery of certificates hereunder shall be involved in any litigation or controversy, Ahmanson shall hold the Trust Company free and harmless against any and all claims, actions, demands, losses, costs and expenses to which the Trust Company may become subject by reason of such litigation or controversy.

               (c)  It is agreed that the duties of the Trust Company

are only such as are herein specifically provided, being purely ministerial in nature, and that it shall incur no liability whatsoever except for willful misconduct or gross negligence so long as it has acted in good faith.  The Trust Company shall be under no responsibility in respect of the Shares deposited with it other than faithfully to follow the instructions herein contained.  It may consult with counsel and shall be fully protected in any action taken in good faith in accordance with the advice of counsel.  It shall not be required to defend any legal proceedings which may be instituted against it in respect of the subject matter of these instructions unless requested so to do by one or more of the parties hereto and indemnified by the requesting party to its satisfaction against the cost and expense of such defense.

               (d)  In the event conflicting demands are made or notices

served upon the Trust Company with respect to the deposit of certificates hereunder, the Trust Company shall have the absolute right at its election to do either or both of the following:  withhold and stop all further performance hereunder or file a suit in interpleader and obtain an order from the court requiring the parties to interplead and litigate in such court their several claims and rights among themselves.  In the event such interpleader suit is brought, the Trust

Company shall ipso facto be fully released and discharged from all obligations and all duties or obligations imposed upon it by this

Agreement.

               (e)  Ahmanson may, in its sole and absolute discretion,

cause Trust Company to cease to act as Trust Company hereunder and appoint a successor or successors to act as Trust Company hereunder,

provided any such successor (i) is duly authorized to engage in the trust company business in the State of California, and (ii) executes an instrument accepting and adopting the provisions of this Agreement.

          12.  Section 83(b) Election

               Participant shall not elect, pursuant to Section 83(b) of

the Internal Revenue Code of 1954, as amended, or comparable provisions of any state tax law, to include any amount in gross income in connection with the grant of this Restricted Stock Award.

          13.  Effect on Participant's Continued Employment

               While it is intended that the continued employment of

Participant with Ahmanson or a subsidiary thereof during the Restricted

Term is required in order for Participant to be able to retain all the

Shares (except as otherwise provided in Paragraph 4), Participant's right, if any, to continue to serve Ahmanson and its subsidiaries as an officer or employee shall not be enlarged or otherwise affected by the grant to him or her of this Restricted Stock Award, nor shall such grant in any way restrict the right of Ahmanson or any of its subsidiaries to terminate Participant's employment at any time.

          14.  Further Action

               Each party hereto agrees to perform any further acts and

to execute and deliver any documents which may be reasonably necessary to carry out the provisions hereof.

          15.  Stock Split, Reorganization, Merger, etc.

               (a)  Subject to Paragraph 15(b) hereof, if the

outstanding shares of common stock of Ahmanson are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of common stock or other securities, through merger, consolidation, sale of all or substantially all the property of Ahmanson, reorganization,

recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of common stock or other securities, all shares of stock or other securities obtained as a result thereof by Participant in addition to, in exchange for or in respect of the Shares subject to the Restricted Term shall,

provided the Restricted Term does not end as a consequence of such transaction pursuant to Paragraph 4 hereof, be subject to the provisions of this Agreement.

          (b)  Notwithstanding the provisions of Section 9(b) of the

Plan and Paragraph 15(a) hereof, upon dissolution or liquidation of

Ahmanson or upon a reorganization, merger or consolidation of Ahmanson with one or more corporations as a result of which Ahmanson is not the surviving corporation or as a result of which Ahmanson's outstanding common stock is converted into or exchanged for securities of another issuer or cash or other property or any combination thereof, or upon the sale of all or substantially all the assets of Ahmanson, all such securities, cash and other property obtained as a result thereof by

Participant in exchange for or in respect of the Shares subject to the

Restricted Term shall, provided the Restricted Term does not end as a consequence of such transaction pursuant to Paragraph 4 hereof, be subject to the provisions of this Agreement, and provisions shall be made in connection with such transaction for the continuance of the Plan and the assumption of this Agreement by the successor corporation, or a parent or subsidiary thereof or the Company; provided, however, that if no public market exists for the common stock or the other securities or property which would be subject to this Agreement after consummation of such transaction, each Share subject to the Restricted Term immediately prior to the effective date of such transaction shall be converted into the right to receive, upon expiration of the Restricted Term with respect thereto, an amount of cash equal to the amount determined by the

Committee to be the fair market value on the effective date of such transaction of the stock, other securities, cash and other property that such Share is entitled to receive, or into which it is converted,

pursuant to such transaction.

               (c)  Adjustments under Paragraph 15(b) shall be made by

the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding and conclusive in the absence of manifest error or arbitrary action.  No fractional interests will be issued under the Plan on account of any such adjustments.

          16.  Parties in Interest and Governing Law

               This Agreement shall be binding upon and inure to the

benefit of the parties hereto and their respective assigns and successors-in-interest, and shall be governed by and interpreted in accordance with the laws of the State of Delaware.

          17.  Notices

               Any notices or other communications required or permitted

hereunder shall be in writing, and shall be sufficient in all respects if delivered in person or sent via registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to Participant:  1~

     Address:            ___________________________________

                         ___________________________________


     If to Ahmanson:     H. F. Ahmanson & Company
                         4900 Rivergrade Road
                         Irwindale, California  91706
                         Attention:  Principal Accounting Officer

     If to the
     Trust Company:      Home Savings of America, FSB
                         4900 Rivergrade Road
                         Irwindale, California  91706
                         Attention:  Corporate Human Resources


or such other address as shall be furnished in writing by any such party.  Any notice or communication shall be deemed to have been delivered only when actually received by the addressee.

          18.  Entire Agreement

               This Agreement contains the entire agreement and

understanding among the parties as to the subject matter hereof.

          19.  Headings

               Introductory headings at the beginning of each numbered

paragraph hereof are solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such paragraph.

          20.  Invalid Provisions

               If any portion of this Agreement shall be adjudged by a

court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions hereof, and this Agreement shall be deemed to be modified to the least extent possible to make it valid and enforceable in its entirety.

          21.  Amendment

               No amendment or modification hereof shall be valid unless

it shall be in writing and signed by all parties hereto.

          22.  Gender and Number

               As used herein, the masculine, feminine or neuter gender

and the singular or plural number or tense shall be deemed to include the others whenever the context so indicates.

          23.  Counterparts

               This Agreement may be executed in counterparts, each of

which shall be deemed to be an original, and taken together shall constitute one and the same document.

          IN WITNESS WHEREOF, the parties hereto have executed this

Restricted Stock Award Agreement as of the day and year first above written.

"Trust Company"                    "Ahmanson"

HOME SAVINGS OF AMERICA, FSB       H. F. AHMANSON & COMPANY



By___________________________      By_________________________

  Vice President                     Senior Vice President


                                   "Participant"



                                   __________________________

                                   __________________________